COWEN DECLARES QUARTERLY DIVIDEND ON ITS SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

NEW YORK, October 28, 2022 - Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced that its Board of Directors has declared a quarterly cash dividend of $14.06 per share on the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).

The quarterly dividend on the Convertible Preferred Stock is payable on November 15, 2022, to holders of record at the close of business on November 1, 2022.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

Investor Relations Contact:
Steve Lasota, Chief Financial Officer
(212) 845-7919
Stephen.Lasota@cowen.com

Source: Cowen Inc.